UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: March 12, 2013
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On March 12, 2013, KB Home (the “Company”) entered into an unsecured $200 million revolving credit facility (the “Facility”) with the lenders party thereto (the “Lenders”). The Facility was arranged by Citigroup Global Markets Inc., and Citibank, N.A. will serve as the administrative agent and is a Lender. The Company has banking relationships in the ordinary course of its business with Citibank, N.A. and with certain of the other Lenders. In addition, Citibank, N.A. and Citigroup Global Markets Inc. and their respective affiliates, and the other Lenders and their respective affiliates, have in the past performed commercial banking, investment banking, underwriting and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses, and may, from time to time, engage in transactions with and perform services for the Company for which they may receive customary fees and reimbursement of expenses.
The Facility will mature on March 12, 2016, or on September 15, 2014 if the aggregate principal amount of the Company’s senior notes that mature in 2015 is greater than $200 million on that date. The Facility contains an uncommitted accordion feature under which its aggregate principal amount can be increased to up to $300 million under certain circumstances, as well as a sublimit of $100 million for letters of credit. The Facility contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity or interest coverage and borrowing base, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries.
The Facility contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitment and permit the Lenders to accelerate payment on outstanding borrowings and require cash collateralization of letters of credit, including nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control (as defined in the Facility) occurs, the Lenders may terminate the commitment and require that the Company repay outstanding borrowings under the Facility and cash collateralize letters of credit. Interest rates on borrowings generally will be based on either LIBOR or a base rate, plus a spread that depends on the Company’s debt rating and leverage ratio. Based on the Company’s current debt rating and leverage ratio, the commitment fee on the unused portion of the Facility currently accrues at an annual rate of 0.75%.
Borrowings under the Facility are required to be guaranteed by certain of the Company’s subsidiaries and may be used for general corporate purposes, including permitted acquisitions. At the closing, the Facility was undrawn and the guarantors were the guarantors under the Indenture, including the Additional Guarantors (each as defined below).
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a) The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 8.01 Other Events.
Eighth Supplemental Indenture
On March 12, 2013, each of (a) KB HOME Phoenix Inc. and KB HOME Tucson Inc., each an Arizona corporation (collectively, the “Arizona Guarantors”); (b) KB HOME South Bay Inc., a California corporation (the “California Guarantor”); (c) KB HOME DelMarVa LLC, KB HOME Florida LLC, KB HOME Fort Myers LLC, KB HOME Maryland LLC, KB HOME Orlando LLC, KB HOME Tampa LLC and KB HOME Treasure Coast LLC, each a Delaware limited liability company, and KB HOME Virginia Inc., a Delaware corporation (collectively, the “Delaware Guarantors”); and (d) KBSA, Inc., a Texas corporation (the “Texas Guarantor,” and together with the Arizona Guarantors, the California Guarantor and the Delaware Guarantors, the “Additional Guarantors”), agreed pursuant to an Eighth Supplemental Indenture, dated as of March 12, 2013, by and among the Company, the existing guarantors named therein, the Additional Guarantors and U.S. Bank National Association (successor to SunTrust Bank), as Trustee (the “Trustee”), to be a “Guarantor” under the terms of the Indenture, dated as of January 28, 2004 (the “Base Indenture”), by and among the Company, the existing guarantors and the Trustee, as amended and supplemented on January 28, 2004, June 30, 2004, May 1, 2006, November 9, 2006, August 17, 2007, January 30, 2012 and January 11, 2013 (the Base Indenture, as so amended and supplemented, is hereinafter called the “Indenture”), and to guarantee on a senior basis the prompt payment when due of the principal of and premium, if any, and interest on debt securities issued by the Company pursuant to the Indenture, including the Company’s 5-3/4% senior notes due 2014, 5-7/8% senior notes due 2015, 6-1/4% senior notes due 2015, 9.100% senior notes due 2017, 7-1/4% senior notes due 2018, 8.00% senior notes due 2020, 7.5% senior notes due 2022 and 1.375% convertible senior notes due 2019. Each of the Additional Guarantors is a wholly-owned subsidiary of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 18, 2013.

KB Home

By:	/s/ Jeff J. Kaminski
Jeff J. Kaminski
Executive Vice President and Chief Financial Officer